Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Airgas, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-39433, 33-48388, 33-57893, 33-61301, 33-61899, 33-63201, 33-64633, 333-08113, 333-37863, 333-46739, 333-60995, 333-61989 and 333-46266) on Form S-3, (Nos. 333-23651, 333-68722, and 333-114499) on Form S-4 and (Nos. 33-21780, 33-25419, 33-33954, 33-64056, 33-64058, 33-64112, 333-28261, 333-42023, 333-75256, 333-75258, 333-100187, 333-107872 and 333-117965) on Form S-8 of Airgas, Inc. of our reports dated June 14, 2006, with respect to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of earnings, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule and our report dated June 14, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the March 31, 2006 annual report on Form 10-K of Airgas, Inc.
Our report refers to the Company’s changes in method of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2006 and for variable interest entities pursuant to FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, effective December 31, 2003.
/s/ KPMG LLP
Philadelphia, Pennsylvania
June 14, 2006